UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FERRO CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RE-ELECT ALL FERRO DIRECTORS

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

ENSURE YOUR PARTICIPATION IN THE BENEFITS OF

FERRO’S VALUE CREATION STRATEGY

April 10, 2013

Dear Fellow Ferro Shareholder:

At Ferro’s Annual Meeting of Shareholders on May 15, 2013, you will make an important decision regarding the Company’s future. As previously announced, Ferro’s Board and management team are executing on a strategy to enhance shareholder value built around the Company’s core competencies and competitive advantages. You have an opportunity to support Ferro’s plan by re-electing all three independent, experienced and highly qualified Ferro directors: Richard C. Brown, Gregory E. Hyland, and Ronald P. Vargo.

The Ferro Board recently has taken action to change the Company’s leadership and directed management to execute on a strategy to aggressively drive shareholder value. As a result, from the date Ferro announced the exploration of strategic options for our Solar Pastes business to immediately prior to the announcement of A. Schulman’s unsolicited proposal to acquire the Company, Ferro’s stock price improved over 89%, significantly outperforming both the Company’s peers and the S&P 500 Index.

[1]	Small-Cap Peers includes Cabot Microelectronics Corporation, H.B. Fuller Co., Quaker Chemical Corporation, OM Group Inc., OMNOVA Solutions, Inc., PolyOne Corporation, and A. Schulman, Inc.

INCREASED COST SAVINGS AND EARNINGS GUIDANCE

DEMONSTRATES STRATEGY IS DRIVING IMPROVED FINANCIAL RESULTS

As part of our continued execution on Ferro’s value creation strategy, we recently announced the following improvements to our previously issued cost savings and earnings guidance:

Cost Savings

•	$30 million in cost savings in 2013, the upper end of our previously announced range

•	$70 million in aggregate cost savings in 2014, a 40% increase from prior estimates

Adjusted Earnings Per Share

•	$0.05 to $0.07 in Q1-2013

•	$0.30 to $0.35 for FY-2013, a 17-20% increase from prior estimates

•	$0.90 to $1.00 in 2015, an 18-20% increase from prior estimates

As we successfully execute on our value creation strategy and gain greater visibility into the outlook for our businesses, we have renewed confidence in our ability to achieve cost savings while improving returns on invested capital, generating significantly improved cash flows, and pursuing high-return growth investments.

Much of the strategic groundwork has been laid and we have made excellent progress on near-term objectives. Ferro’s Board and management team are committed to maintaining the momentum of our progress and we will be relentless in our efforts to drive value for Ferro shareholders.

YOUR BOARD HAS TAKEN PROACTIVE AND DECISIVE ACTIONS TO

REFOCUS FERRO’S STRATEGIC VISION

In 2012, given the global market conditions and the evolving outlook for certain businesses, the Ferro Board determined to take action to immediately deliver enhanced value to shareholders. Accordingly, the Board implemented key management changes and refocused Ferro’s strategic vision more strongly on value creation.

Today, your Board and management team are executing on a clearly defined strategy to create shareholder value by focusing on Ferro’s historical core competencies, generating improved and consistent cash flows, and reducing costs. Ferro’s priorities are to simplify the organization, enhance operational efficiencies, and substantially reduce infrastructure and support costs. Specifically, this includes three key value drivers:

1.	Streamlining Core Operations and Reducing Operating Costs

2.	Improving Return on Invested Capital

3.	Pursuing High-Return Investments

This is a time of significant opportunity and progress at Ferro, and our strategic plan is already yielding results. We believe that allowing your Board and management team to continue to execute on its value creation strategy is the best path to enhanced shareholder value. We remain determined to transform the business while continuing to provide world-class products and services to our customers.

FERRO IS MOVING IN THE RIGHT DIRECTION

WITH A CLEAR PATH TO BUILD SHAREHOLDER VALUE

Streamlining Core Operations and Reducing Operating Costs

Your Board and management team are in the process of streamlining Ferro’s core operations in order to significantly reduce operating costs over the next two years.

Simplified Organizational Structure: We have moved from eight business units to five, and from three manufacturing organizations to two - Performance Materials and Performance Chemicals. Our product categories naturally fit into these two operational groups, allowing us to eliminate redundancies and reduce the cost to run and report product lines as businesses.

Streamlined Segments: We have streamlined and simplified our commercial and manufacturing organizations by merging several of our product lines and the associated management and administrative functions. This new structure will reduce the need for regional management and eliminate redundancies across product lines, thus increasing efficiency and reducing costs.

Overhauled Back Office Infrastructure: We are also revamping our back office operations by moving from a local model to a regional or global model. Where applicable, transaction processing will be migrated to a global shared service center to leverage processing technology, improve controls and reduce costs.

Improving Return on Invested Capital

Your Board and management team are focused on implementing actions to enhance returns on invested capital and generate strong cash flows.

Rationalizing Product Portfolios: Each of Ferro’s product lines needs to create value and generate cash. Consequently, we are analyzing our product lines to determine the current and future potential to achieve these objectives. Assets that cannot generate sufficient returns are being redeployed or divested. Definitive actions taken include the successful sales of the non-core solar pastes and pharmaceuticals businesses:

Sale of Solar Pastes Business – In early February, we completed the sale of our solar pastes assets, with proceeds totaling approximately $11 million. More importantly, we eliminated a $16 million negative drag on operating profit and a source of significant volatility in our financial results. An additional benefit of this transaction is the elimination of approximately $12 million in precious metal consignment arrangements.

Sale of Pharmaceuticals Business – On March 29th, we sold our Pfanstiehl Laboratories pharmaceuticals business for $16.9 million and a two-year earn-out incentive payment of up to $8 million. Through this sale, we also retained certain tax benefits of approximately $5 million.

Optimizing Facilities and Leases: We are more effectively managing our corporate lease and property portfolio, already having generated proceeds of approximately $7 million, along with annual cost savings of $4 million.

Pursue High-Return Investments

Your Board and management team will continue to pursue growth opportunities that are strategically important and earn an appropriate return on invested capital.

Leverage Core Strengths: We are cultivating business opportunities in new and developing geographies as well as in higher value applications in target markets drawing upon our core strengths. We are successfully executing on this strategy, as demonstrated by our investments in digital inks and glazes for the tile market, expansion into Northern Africa and Eastern Europe, and broadened market penetration in Asia.

Disciplined Approach to Growth Opportunities: We have assembled a cross-functional and talented team to identify and execute on opportunities to grow our current product lines and develop new products that address higher growth applications. These opportunities will be rigorously assessed on their ability to generate significant returns and create shareholder value.

Prudent Capital Expense Oversight: We have reviewed future capital expenditure needs and intend to prudently allocate our resources. We expect $25 million per year will be needed for maintenance capital. Surplus capital will be used to increase shareholder returns, whether through investing in attractive growth opportunities or returning it directly to investors. Each business will have to earn opportunities for future growth capital. We also intend to conservatively manage our capital resources by maintaining a strong liquidity position and balance sheet flexibility.

Your Board and management team are dedicated to building value for all shareholders. Our goal for 2013 and beyond is to position Ferro to deliver consistent, predictable growth in shareholder value. We are excited about the opportunities that lie ahead and look forward to continuing to execute on our strategic plan.

FERRO’S HIGHLY QUALIFIED DIRECTORS ARE THE RIGHT CHOICE

TO OVERSEE THE CONTINUED EXECUTION OF THE STRATEGY

Ferro’s Board of Directors is comprised of nine independent, highly qualified individuals with diverse and relevant backgrounds. The Board continually seeks to add new directors whose skills and experience complement that of Ferro’s directors and strengthen the overall composition of the Board. Five of Ferro’s directors have been appointed in the last four years, including Richard C. Brown, Gregory E. Hyland and Ronald P. Vargo, the three directors standing for re-election at the Company’s 2013 Annual Meeting. The most recent change in directors was made in 2012, with the appointment of Peter Kong, a seasoned executive with substantial experience working and living in Asia.

Ferro’s dedicated Board acted decisively when it became evident that the Company needed a new direction. The Ferro Board has made the difficult but necessary decisions and has been actively involved in the development and oversight of the strategic plan that the Company is executing. We are confident that the members of your Board have the relevant experience and knowledge required to best represent your interests and to oversee the efficient execution of the strategy.

The Ferro Board also recognizes that strong executive leadership is integral to the successful execution of a strategy. Peter Thomas, currently Ferro’s Interim President and CEO, has 37 years of management experience in the specialty chemicals and materials industry, and is a highly qualified and talented executive. Mr. Thomas has repositioned businesses, restructured operations, entered new markets, and launched innovative new products. He has a reputation for aggressive cost management and for building customer relationships that drive margin enhancement. Together with our highly talented management team, Mr. Thomas is working tirelessly to execute on Ferro’s strategic plan.

We urge you to support the Ferro directors who were instrumental in the strategy’s development and who will continue to guide its successful execution. This is a critical time at Ferro and its shareholders should not risk the Company’s future by introducing instability at the Board level.

THE COMPANY BELIEVES THE FRONTFOUR GROUP’S NOMINEES ADD NO VALUE TO

THE FERRO BOARD AND HAVE OFFERED NO STRATEGIC PLAN

You may have received materials from FrontFour Capital Group and Quinpario Partners LLC (the “FrontFour Group”), which is seeking to elect its own slate of directors to the Ferro Board.

We believe the FrontFour Group’s nominees will add no value to the Ferro Board and have no productive suggestions for Ferro’s strategic direction. Adding any of the FrontFour Group’s nominees would only disrupt the execution of Ferro’s strategy.

In contrast to the in-depth review conducted by the Ferro team in developing its strategy, the FrontFour Group’s commentary on Ferro reveals a lack of understanding of our businesses. The FrontFour Group’s simplistic critiques also ignore the progress already made and the decisive actions undertaken by your Board.

Having traded in and out of Ferro in 2011 and early 2012 – including shorting the Company’s stock – the FrontFour Group’s current stake in the Company was acquired entirely in the last five months. In fact, as of October 2012, the FrontFour Group did not own a single share of Ferro. When the FrontFour Group did decide to purchase stock aggressively beginning on November 29, 2012, it did so opportunistically when the share price reached a three-year low point. Accordingly, we believe that the FrontFour Group’s interests are not fully aligned with those of Ferro’s long-term shareholders.

Your Board fully understands our business and is working hard to ensure the value creation strategy drives enhanced shareholder returns. The Board is addressing both the challenges and the opportunities we face and there is no reason to interrupt the Company’s progress.

YOUR VOTE IS IMPORTANT

SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE SHAREHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

The value of your Ferro investment is at stake. Your vote is extremely important, no matter how many or how few shares you own. Re-elect Ferro’s three independent, experienced, and highly qualified nominees to its Board of Directors on the WHITE proxy card today.

Whether or not you plan to attend the Annual Meeting, you have the opportunity to ensure your participation in the benefits of our value creation strategy by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

The Board of Directors strongly urges you not to sign or return the green proxy card sent to you by or on behalf of the FrontFour Group. If you have previously submitted a green proxy card sent to you by the FrontFour Group, you can revoke that proxy and vote for our Director nominees and on the other matters to be voted on at the 2013 Annual Meeting by using the enclosed WHITE proxy card.

We thank you for your continued support of Ferro.

Sincerely,

The Ferro Board of Directors

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any green proxy card sent to you by the FrontFour Group.